Exhibit 99.1

Pyxus International, Inc.	Tel: (919) 379-4300
6001 Hospitality Court	Fax: (919) 379-4346
Suite 100	www.pyxus.com
Morrisville, NC 27560-2009
USA

NEWS RELEASE	Contact:	Tomas Grigera
(919) 379-4300

Pyxus International, Inc. Reports Fourth Quarter Results, Completes Strong Fiscal Year 2025

— 22.1% Growth in Revenue from Pricing and Volume —
— Operating Income Grows to $153.3 million and Net Income Attributable to Pyxus Increased to $15.2 million —
— Adjusted EBITDA up 7.5% to $208.4 million —
— Leverage Ratio Drops Below 4.0x to 3.7x, Lowest in Over 10 Years —

Morrisville, NC – June 10, 2025 – Pyxus International, Inc. (OTC Pink: PYYX) ("Pyxus," the "Company," "we," or "our"), a global value-added agricultural company, today announced results for its fourth quarter and fiscal year ended March 31, 2025.

Pieter Sikkel, Pyxus' President and Chief Executive Officer, said, "Fiscal 2025 was an exemplary year for Pyxus defined by our strong operational and financial performance. Our solid results clearly evidence the strength of our global footprint, which we leveraged to increase volume and overcome El Niño-driven undersupply conditions in the market. These efforts contributed to our ability to meet sustained customer demand and deliver significant revenue, gross profit, operating income and net income growth.

"Our disciplined approach to working capital management and strong demand positioned the business to accelerate our operating cycle, reduce our seasonal lines, and eliminate nearly a quarter of our long-term debt since the beginning of March 2024 and as a result, our credit profile has strengthened.

"As we enter fiscal year 2026, we expect to see larger crop sizes at a reduced cost from South America and certain parts of Africa, which we plan to use to replenish our inventory to build on our exceptional fiscal 2025 and drive another year of sales, gross margin and EBITDA growth. We believe market demand remains strong and ready to absorb the emerging larger crops."

Fiscal Year 2025 Results
The Company drove a 22.1% increase in sales and other operating revenues in fiscal 2025 to $2.5 billion compared to $2.0 billion in fiscal 2024. Our growth was due to an 18.0% increase in average price per kilo versus the prior year driven by elevated green tobacco cost and a 3.4% increase in volume. This volume improvement was the result of the successful utilization of our global footprint to capture opportunities in Africa and Asia, as well as accelerated shipments from Africa and North America. These increases were partially offset by lower volume due to weather-related impacts in South America compared to the prior year.

Our gross profit for fiscal 2025 increased 9.8% to $343.0 million compared to $312.3 million last year due to a 3.4% increase in volume and a 7.7% increase in average gross profit per kilo. Average gross profit per kilo increased to $0.84 as compared to $0.78 in the prior year driven by favorable customer and product mix.

Selling, general, and administrative expenses for the year ended March 31, 2025 were $171.0 million, or 6.9% of sales, a significant improvement as a percentage of sales compared to $160.9 million, or 7.9% of sales, in the prior year. The increase in the amount of the expense was due to higher personnel costs, including $4.1 million for non-cash equity-based compensation and a higher accrual for variable bonus compensation.

Operating income increased 11.7% to $153.3 million for the year ended March 31, 2025, compared to $137.2 million in the prior year. Net income attributable to Pyxus International also increased to $15.2 million for fiscal 2025, compared to $2.7 million for the prior year. Net cash used in operating activities was $13.4 million in fiscal 2025 compared to $215.0 million in the prior year. Finally, adjusted EBITDA increased to $208.4 million compared to $193.9 million in the prior year. Each of these increases were driven by the improvement in gross profit.

Select Balance Sheet and Liquidity Information
Undersupply conditions in the market continued through fiscal 2025, resulting in continued low levels of uncommitted inventory. As of March 31, 2025, uncommitted inventory was $7.6 million, or approximately 1% of our total inventory. Our total tobacco inventory level at year end was $762.0 million down from $931.7 million in the prior year driven by accelerated shipments and the timing of new crop inventory purchases, particularly in South America.

During the fiscal year, we accelerated our operating cycle by 38 days compared to the previous year, which combined with our growth in profits, generated $151.9 million in adjusted free cash flow. Since March 1, 2024, we have eliminated $142.8 million of our long-term debt. This reduction, combined with our increased adjusted EBITDA, has brought our leverage ratio down to 3.7 times at March 31, 2025, compared to 4.8 times at March 31, 2024. Additionally, our interest coverage over the last twelve months improved to 1.6 times, up from 1.5 times in the previous year. Our credit profile and related key metrics strengthened in fiscal 2025 and we are focused on driving continued improvement in fiscal 2026.

Fiscal 2026 Guidance
For the full year, Pyxus anticipates sales to be between $2.3 billion and $2.5 billion and adjusted EBITDA to be between $205 million and $235 million, reflecting our continued focus to expand margin as we capture volume-driven growth on higher crop sizes expected next year. We anticipate sales to be weighted to the second half of the fiscal year. Given the dynamic trade environment particularly related to tariffs, our guidance range reflects varying assumptions with respect to the extent that recently announced tariffs are implemented.

Financial Results Investor Call
The Company will hold an earnings conference call and webcast on Tuesday, June 10, 2025 at 9 a.m. EDT. Investors and analysts interested in participating in the call are invited to dial (929) 477-0448 or (888) 256-1007 and use conference ID 1777510. The webcast can be accessed at http://investors.pyxus.com.

A presentation of fourth quarter and fiscal year ended March 31, 2025 results will be available on the Company's investor relations webpage prior to the call. For those unable to join the live audio webcast, the archived recording will be available on the Company's investor relations webpage shortly after the call.
Any replay, rebroadcast, transcript, or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Pyxus and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

Cautionary Statement Regarding Forward-Looking Statements
Readers are cautioned that the statements contained in this report regarding expectations of our performance or other matters that may affect our business, results of operations, or financial condition are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements, which are based on current expectations of future events, may be identified by the use of words such as "guidance", "strategy," "expects," "continues," "plans," "anticipates," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. These statements also may be identified by the fact that they do not relate strictly to historical or current facts. If underlying assumptions prove inaccurate, or if known or unknown risks or uncertainties materialize, actual results could vary materially from those anticipated, estimated, or projected. These risks and uncertainties include those discussed in our Annual Report on Form 10-K for the year ended March 31, 2025 and in our other filings with the Securities and Exchange Commission. These risks and uncertainties include: our reliance on a small number of significant customers; continued vertical integration by our customers; global shifts in sourcing customer requirements; the impact of, and changes to, tariffs and other changes in international trade policies; shifts in the global supply and demand position for tobacco products; variation in our financial results due to growing conditions, customer indications and other factors; loss of confidence in us by our customers, farmers and other suppliers; migration of suppliers who have historically grown tobacco and from whom we have purchased tobacco toward growing other crops; risks related to our advancement of inputs to tobacco suppliers to be settled upon the suppliers delivering us unprocessed tobacco at the end of the growing season; risks that the tobacco we purchase directly from suppliers will not meet our customers’ quality and quantity requirements; weather and other environmental conditions that can affect the quantity and marketability of our inventory;

international business risks, including unsettled political conditions, uncertainty in the enforcement of legal obligations, including the collection of accounts receivable, fraud risks, expropriation, import and export restrictions, exchange controls, inflationary economies, currency risks and risks related to the restrictions on repatriation of earnings or proceeds from liquidated assets of foreign subsidiaries; many of our operations are located in jurisdictions that pose a high risk of potential violations of the Foreign Corrupt Practices Act; risks and uncertainties related to geopolitical conflicts, including the armed conflicts in the Middle East and disruptions affecting Red Sea shipping; impacts of international sanctions on our ability to sell or source tobacco in certain regions; exposure to foreign tax regimes in which the rules are not clear, are not consistently applied and are subject to sudden change; fluctuations in foreign currency exchange and interest rates; competition with the other primary global independent leaf tobacco merchant and independent leaf merchants; disruption, failure or security breaches of our information technology systems and other cybersecurity risks; continued high inflation; regulations regarding environmental matters; risks related to our capital structure, including risks related to our significant debt and our ability to continue to finance our non-U.S. local operations with uncommitted short-term operating credit lines at the local level; our ability to continue to access capital markets to obtain long-term and short-term financing; potential failure of foreign banks in which our subsidiaries maintain deposits or the failure by such banks to transfer funds or honor withdrawals; the risk that, because our ability to generate cash depends on many factors beyond our control, we may be unable to generate the significant amount of cash required to service our indebtedness; our ability to refinance our current credit facilities at the same availability or at similar or reduced interest rates; failure to achieve our stated goals, which may adversely affect our liquidity; developments with respect to our liquidity needs and sources of liquidity; the volatility and disruption of global credit markets; failure by counterparties to derivative transactions to perform their obligations; increasing scrutiny and changing expectations from governments, as well as other stakeholders such as investors and customers, with respect to our environmental, social and governance policies, including sustainability policies; inherent risk of exposure to product liability claims, regulatory action and litigation facing our e-liquids business if its products are alleged to have caused significant loss, injury, or death; certain shareholders have the ability to exercise controlling influence on various corporate matters; reductions in demand for consumer tobacco products; risks and uncertainties related to pandemics or other widespread health crises and any related shipping constraints, labor shortages and supply-chain impacts; legislative and regulatory initiatives that may reduce consumption of consumer tobacco products and demand for our services and increase regulatory burdens on us or our customers; government actions that significantly affect the sourcing of tobacco, including governmental actions to identify and assess crop diversification initiatives and alternatives to leaf tobacco growing in countries whose economies depend upon tobacco production; governmental investigations into our business activities, including, but not limited to, leaf tobacco industry buying and other payment practices; and impact of proposed regulations to prohibit the sale of cigarettes in the United States other than low-nicotine versions of those products. We do not undertake to update any forward-looking statements that we may make from time to time except to the extent required by law.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). They include EBITDA, Adjusted EBITDA, adjusted free cash flow, and net debt. Tables showing the reconciliation of historical non-GAAP financial measures are attached to the release. The range of adjusted EBITDA anticipated for the fiscal year ending March 31, 2026 is calculated in a manner consistent with the presentation of adjusted EBITDA in the attached tables. Because of the forward-looking nature of the estimated range of adjusted EBITDA, it is impractical to present a quantitative reconciliation of such measure to a comparable GAAP measure, and accordingly no such GAAP measure is being presented.

About Pyxus International, Inc.
Pyxus International, Inc. is a global agricultural company with more than 150 years of experience delivering value-added products and services to businesses and customers. Driven by a united purpose—to transform people’s lives, so that together we can grow a better world—Pyxus, its subsidiaries and affiliates, are trusted providers of responsibly sourced, independently verified, sustainable and traceable products and ingredients. For more information, visit www.pyxus.com.

Consolidated Statements of Operations

	Three Months Ended March 31,
(in thousands, except per share data)	2025	2024
Sales and other operating revenues	$501,715	$401,398
Cost of goods and services sold	434,499	343,422
Gross profit	67,216	57,976
Selling, general, and administrative expenses	44,948	44,433
Other expense, net	6,724	3,403
Restructuring and asset impairment charges	1,843	3,420
Operating income	13,701	6,720
Gain on debt retirement	—	15,914
Interest expense, net	26,106	29,835
Loss before income taxes and other items	(12,405)	(7,201)
Income tax (benefit) expense	(7,195)	10,921
Income from unconsolidated affiliates, net	654	8,461
Net loss	(4,556)	(9,661)
Net income attributable to noncontrolling interests	591	410
Net loss attributable to Pyxus International, Inc.	$(5,147)	$(10,071)

Loss per share:
Basic	$(0.20)	$(0.40)
Diluted	$(0.20)	$(0.40)

Consolidated Statements of Operations

	Years Ended March 31,
(in thousands, except per share data)	2025	2024	2023
Sales and other operating revenues	$2,481,260	$2,032,559	$1,914,881
Cost of goods and services sold	2,138,276	1,720,224	1,653,864
Gross profit	342,984	312,335	261,017
Selling, general, and administrative expenses	170,998	160,910	151,531
Other expense, net	16,410	9,439	11,023
Restructuring and asset impairment charges	2,259	4,799	4,685
Operating income	153,317	137,187	93,778
Gain on debt retirement	8,178	15,914	—
Loss on deconsolidation/disposition of subsidiaries	—	—	648
Loss on pension settlement	—	12,008	2,588
Interest expense, net	128,041	125,620	113,164
Income (loss) before income taxes and other items	33,454	15,473	(22,622)
Income tax expense	25,053	27,281	34,127
Income from unconsolidated affiliates, net	8,132	14,992	18,512
Net income (loss)	16,533	3,184	(38,237)
Net income attributable to noncontrolling interests	1,367	521	904
Net income (loss) attributable to Pyxus International, Inc.	$15,166	$2,663	$(39,141)

Earnings (loss) per share:
Basic	$0.59	$0.11	$(1.57)
Diluted	$0.59	$0.11	$(1.57)

Consolidated Balance Sheets

(in thousands)	March 31, 2025	March 31, 2024
Assets
Current assets
Cash and cash equivalents	$78,254	$92,569
Restricted cash	7,290	7,224
Trade receivables, net	189,239	168,764
Other receivables	15,040	18,704
Inventories, net	761,951	931,654
Advances to suppliers, net	30,745	20,397
Recoverable income taxes	6,616	4,455
Prepaid expenses	47,151	50,185
Other current assets	21,874	16,254
Total current assets	1,158,160	1,310,206
Investments in unconsolidated affiliates	96,928	101,255
Intangible assets, net	28,507	33,879
Deferred income taxes, net	13,567	7,196
Long-term recoverable income taxes	5,669	2,963
Other noncurrent assets	33,094	32,617
Right-of-use assets	29,742	35,639
Property, plant, and equipment, net	138,176	134,158
Total assets	$1,503,843	$1,657,913

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable	$395,030	$499,312
Accounts payable	132,871	181,247
Advances from customers	135,607	90,719
Accrued expenses and other current liabilities	90,912	96,954
Income taxes payable	11,001	8,539
Operating leases payable	8,514	8,100
Current portion of long-term debt	12	20,294
Total current liabilities	773,947	905,165
Long-term taxes payable	5,187	2,678
Long-term debt	454,850	497,734
Deferred income taxes	8,818	7,934
Liability for unrecognized tax benefits	18,635	17,742
Long-term leases	19,584	26,136
Pension, postretirement, and other long-term liabilities	57,052	53,701
Total liabilities	1,338,073	1,511,090
Commitments and contingencies
Stockholders’ equity
Common stock—no par value:
Authorized shares (250,000 for all periods)
Issued and outstanding shares (24,608 and 25,000)	392,899	389,789
Retained deficit	(240,125)	(255,291)
Accumulated other comprehensive income	7,315	7,786
Total stockholders’ equity of Pyxus International, Inc.	160,089	142,284
Noncontrolling interests	5,681	4,539
Total stockholders' equity	165,770	146,823
Total liabilities and stockholders' equity	$1,503,843	$1,657,913

Segment Results

Years Ended March 31, 2025 and 2024

	Years Ended March 31,		Change
(in millions, except per kilo amounts)	2025	2024	$	%
Leaf:
Product revenue	$2,335.1	$1,912.4	422.7	22.1
Tobacco costs	1,905.5	1,535.3	370.2	24.1
Transportation, storage, and other period costs	108.5	89.1	19.4	21.8
Total cost of goods sold	2,014.0	1,624.4	389.6	24.0
Product gross profit	321.1	288.0	33.1	11.5
Product gross profit as a percent of sales	13.8%	15.1%

Kilos sold	383.4	370.7	12.7	3.4
Average price per kilo	$6.09	$5.16	0.93	18.0
Average cost per kilo	5.25	4.38	0.87	19.9
Average gross profit per kilo	0.84	0.78	0.06	7.7

Processing and other revenues	$135.9	$117.2	18.7	16.0
Processing and other costs of services sold	111.8	89.6	22.2	24.8
Processing and other gross profit	24.1	27.6	(3.5)	(12.7)
Processing and other gross profit as a percent of sales	17.7%	23.5%

All Other:
Sales and other operating revenues	$10.3	$2.9	7.4	255.2
Cost of goods and services sold	12.5	6.2	6.3	101.6
Gross loss	(2.2)	(3.3)	1.1	33.3
Gross loss as a percent of sales	(21.4)%	(113.8)%

Reconciliation of Certain Non-GAAP Financials Measures (1) (Unaudited)

	Three Months Ended March 31,		Fiscal Years Ended March 31,
(in thousands)	2025	2024	2025	2024	2023
Net (loss) income attributable to Pyxus International, Inc.	$(5,147)	$(10,071)	$15,166	$2,663	$(39,141)
Plus: Interest expense	27,426	31,395	133,108	132,174	118,458
Plus: Income tax (benefit) expense	(7,195)	10,921	25,053	27,281	34,127
Plus: Depreciation and amortization expense	5,296	5,022	20,334	19,250	19,137
EBITDA (1)	20,380	37,267	193,661	181,368	132,581
Plus: (Recoveries) reserves for doubtful customer receivables	(580)	(151)	103	640	426
Plus: Other expense, net	6,724	3,403	16,410	9,439	11,023
Plus: Noncash equity-based compensation	211	—	4,110	—	—
Plus: Restructuring and asset impairment charges (2)	1,843	3,420	2,259	4,799	6,160
Less: Gain on debt retirement	—	15,914	8,178	15,914	—
Plus: Debt restructuring (3)	—	155	—	330	5,496
Plus: Pension retirement expense (4)	—	—	—	12,008	2,724
Plus: Other adjustments (5)	28	459	45	1,247	397
Adjusted EBITDA (1)	$28,606	$28,639	$208,410	$193,917	$158,807

Total debt			$849,892	$1,017,340	$1,001,049
Less: Cash			78,254	92,569	136,733
Net debt (1)			$771,638	$924,771	$864,316
Net debt /Adjusted EBITDA (1)			3.70x	4.77x	5.44x

Adjusted EBITDA (1)			$208,410	$193,917	$158,807
Interest expense			133,108	132,174	118,458
Interest coverage			1.57x	1.47x	1.34x

Net cash provided by (used in) operating activities	$158,302	$1,864	$(13,386)	$(214,970)	$(137,822)
Capital expenditures	(7,909)	(6,692)	(23,028)	(21,043)	(16,307)
Collections from beneficial interests in securitized trade receivables (6)	45,488	48,613	188,312	175,911	165,262
Adjusted Free Cash Flow (1)	$195,881	$43,785	$151,898	$(60,102)	$11,133

(1)Earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), Adjusted Free Cash Flow, and Net Debt are not measures of results of operations, cash flows from operations or indebtedness under generally accepted accounting principles in the United States ("U.S. GAAP") and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA, Adjusted EBITDA, Adjusted Free Cash Flow, and Net Debt to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported amounts. This presentation enables readers to better compare our results to similar companies that may not incur the impact of various items identified above. Management acknowledges that there are many items that impact a company's reported results or operating cash flows and these lists are not intended to present all items that may have impacted these items. EBITDA, Adjusted EBITDA, Adjusted Free Cash Flow, Net Debt, and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow as presented may not equal column or row totals due to rounding.
(2)Amounts incurred during the fiscal year ended March 31, 2025 included employee separation charges primarily related to the continued restructuring of certain leaf operations. Amounts incurred during the fiscal year ended March 31, 2024 included employee separation charges primarily related to changes in the corporate organizational structure and the continued restructuring of certain leaf operations and asset impairment charges primarily related to continued restructuring of certain non-leaf agriculture operations. Amounts incurred during the fiscal year ended March 31, 2023 included employee separation and asset impairment charges primarily related to the restructuring of certain non-leaf operations and related inventory write-offs classified within cost of goods and services sold in the Company's consolidated statements of operations.
(3)Amounts incurred during the fiscal year ended March 31, 2023 included legal and professional fees incurred in connection with debt exchange transactions completed by the Company in February 2023 and with the amendment and extension of the Company's former delayed-draw term loan.
(4)During the fiscal year ended March 31, 2024, the Company terminated one of its defined benefit pension plans in the U.K. ("U.K. Pension Plan"). The Company recorded a noncash pension settlement charge which included the disposition of the U.K. Pension Plan assets and reclassification of unrecognized net pension losses within accumulated other comprehensive income (loss) into the Company's consolidated statements of operations. During the fiscal year ended March 31, 2023, the Company settled benefits with vested participants in the U.S. defined benefit pension plan ("U.S. Pension Plan") that elected a lump sum payout and made a cash contribution to fully fund the U.S. Pension Plan's liabilities in preparation to purchase a group annuity contract to administer future payments to the remaining U.S. Pension Plan participants. This adjustment includes pension settlement charges incurred during the fiscal year ended March 31, 2023 and were classified as loss on pension settlement expense and selling, general, and administration expenses in the Company's consolidated statements of operations.
(5)Includes other individually insignificant adjustments that are not reflective of the Company's ongoing operations.
(6)Represents cash receipts from the beneficial interest on sold receivables under the Company's accounts receivable securitization programs and are classified as investing activities within the consolidated statements of cash flows.